IMMEDIATE RELEASE

TOWNSQUARE ANNOUNCES FIRST QUARTER 2020 RESULTS

9th Consecutive Quarter of Pro Forma Net Revenue Growth
Digital Revenue over 40% of Total Net Revenue

Purchase, NY - June 15, 2020 - Townsquare Media, Inc. (NYSE: TSQ) (“Townsquare,” the “Company,” “we,” “us,” or “our”) announced today selected results for the first quarter ended March 31, 2020.
“While our first quarter started strong with high single digit net revenue and Adjusted EBITDA growth in January and February, beginning in March we experienced a significant negative business impact to our Advertising and Live Events segments related to the COVID-19 pandemic, offsetting the momentum we established in 2019 and early 2020.  First quarter net revenue increased 0.5% on a pro forma basis resulting in our 9th consecutive quarter of pro forma net revenue growth. In addition, Q1 2020 marked the first time our digital revenue exceeded 40% of our total net revenue, up from 35% in 2019, powered by Townsquare Interactive and Townsquare Ignite,” commented Bill Wilson, Chief Executive Officer of Townsquare. “As a result of the COVID-19 pandemic, we experienced a significant decline in our Advertising revenue in March, but we were still able to generate positive first quarter year over year Advertising net revenue growth.  Our Advertising net revenue declined further in April, but has shown sequential improvement in both May and June to date. We also cancelled or postponed our live events scheduled in March, April, May and June, which negatively impacted our net revenue. Thankfully, our Live Events segment is a much smaller component of our Company today after we had the foresight to sell our large, out of market live event assets, including North American Midway Entertainment and several multi-day music festivals over the past two years. We have taken a number of steps to reduce our cost base in an effort to help mitigate the decline in revenue caused by the COVID-19 pandemic.  In total, we have enacted approximately $1.7 million of monthly fixed cost savings, and anticipate the reduction of variable costs related to the decline in revenue.  In addition, we have reduced our planned capital expenditures, and our board of directors has elected to cease paying our quarterly dividend moving forward.  All of these actions have strongly bolstered our liquidity position.”
Mr. Wilson added, “Townsquare Interactive was a very bright spot in the first quarter, with net revenue increasing more than 16%, ending the quarter with approximately 19,850 net subscribers, an addition of 850 net subscribers during Q1.  Especially now, small and medium sized businesses need to strengthen and maintain their online presence, and Townsquare Interactive’s marketing solutions are able to do that at a highly competitive price point.  I’m very proud of how our sales teams were able to pivot their marketing strategies to help small and mid-sized businesses digitalize and adapt during these challenging times.  We believe, and our thesis has always been, that Townsquare Interactive is a recession-resistant business and will continue to grow its revenue and subscriber base throughout the year."
“I am so proud of our talented Townsquare Team and their focus, strength and perseverance during the pandemic. Our Team’s commitment and obligation has never been greater to do our job, to do our best, and to fulfill our responsibility to super-serve our listeners, our clients and our local communities.   Because of our team’s dedication and performance, combined with the diversification of our revenue, with Q1 digital revenue contributing over 40% of our total net revenue, we believe that we will not only prevail, but we will be able to rebound more quickly than others. Our goal has been to balance cost reductions with our opportunity for long-term growth. We believe that our Local First strategy, together with our talented team and diversified and differentiated product offering, ensures that Townsquare will emerge from this crisis well positioned for the future, and will return to our market leading performance as soon as this crisis abates,” concluded Wilson.
Due to the economic circumstances and uncertainty created by the COVID-19 pandemic, the Company’s board of directors has decided to cease paying quarterly dividends moving forward, and therefore did not declare a dividend for this quarter.
As disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2020, we filed to extend the due date of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 due to circumstances related to the COVID-19 pandemic.  We presently intend to file our Quarterly Report on or before June 25, 2020, which will be deemed timely filed by the SEC. We expect to record a material non-cash impairment charge to our intangible assets for the three months ending March 31, 2020 as a result of the effects of the COVID-19 pandemic.

First Quarter Highlights*

•	As compared to the first quarter of 2019:
•Pro forma net revenue increased 0.5%
•Pro forma Adjusted EBITDA decreased 17.7%
•Net revenue decreased 0.3% and 1.4% excluding political revenue
•Townsquare Interactive net revenue increased 16.3%
•Townsquare Interactive Adjusted Operating Income increased 3.8%
•Advertising net revenue increased 0.3% and decreased 1.1% excluding political revenue
•Live Events net revenue decreased 54.1%
•Pro forma Live Events net revenue decreased 46.5%
•Adjusted EBITDA decreased 19.2%, and 24.1% excluding political

•	Townsquare Interactive added 850 net subscribers, ending the quarter with approximately 19,850 subscribers

*See below for discussion of non-GAAP measures. As used in this release, the term “pro forma” means pro forma for the divestiture of our Arizona Bridal Shows business (consisting of two expositions) on March 18, 2019, giving effect to such divestitures as if they had occurred on January 1, 2019.

Segment Reporting
We have three reportable operating segments, Advertising, which includes broadcast and digital advertising products and solutions, Townsquare Interactive, our digital marketing solutions business and Live Events, which is comprised of the Company’s live events, including concerts, expositions and other experiential events.

Quarter Ended March 31, 2020 Compared to the Quarter Ended March 31, 2019

Net Revenue
Net revenue for the quarter ended March 31, 2020 decreased $0.2 million, or 0.3%, to $93.4 million, as compared to $93.7 million in the same period last year. Advertising net revenue increased $0.2 million, or 0.3%, to $74.5 million, Townsquare Interactive net revenue increased $2.3 million, or 16.3%, to $16.5 million, and Live Events net revenue decreased $2.8 million, or 54.1%, to $2.4 million, each as compared to the same period last year. Excluding political revenue, net revenue decreased $1.3 million, or 1.4%, to $92.1 million, and Advertising net revenue decreased $0.8 million, or 1.1%, to $73.2 million.

Pro forma net revenue for the quarter ended March 31, 2020 increased $0.5 million, or 0.5%, to $93.4 million, as compared to $93.0 million in the same period last year. Pro forma Advertising net revenue increased $0.2 million, or 0.3%, to $74.5 million, pro forma Townsquare Interactive net revenue increased $2.3 million, or 16.3%, to $16.5 million, and pro forma Live Events net revenue decreased $2.1 million, or 46.5%, to $2.4 million, each as compared to the same period last year. Excluding political revenue, pro forma net revenue decreased $0.6 million, or 0.6%, to $92.1 million, and pro forma Advertising net revenue decreased $0.8 million, or 1.1%, to $73.2 million.

Adjusted EBITDA
Adjusted EBITDA for the quarter ended March 31, 2020 decreased $3.7 million, or 19.2% to $15.5 million, as compared to $19.2 million in the same period last year. Adjusted EBITDA (Excluding Political) decreased $4.6 million, or 24.1%, to $14.4 million, as compared to $18.9 million in the same period last year.

Pro forma Adjusted EBITDA for the quarter ended March 31, 2020 decreased $3.3 million, or 17.7%, to $15.5 million, as compared to $18.8 million in the same period last year. Pro forma Adjusted EBITDA (Excluding Political) decreased $4.2 million, or 22.6%, to $14.4 million, as compared to $18.6 million in the same period last year.

Liquidity and Capital Resources
On March 17, 2020, the Company borrowed $50.0 million under the Revolving Credit Facility portion of the Senior Secured Credit Facility, constituting the entire amount available for borrowing as a precautionary measure in response to the COVID-19 pandemic and any related uncertainties. On June 5, 2020, as the Company became comfortable with its liquidity position, we repaid all amounts outstanding under the Revolving Credit Facility, with $50.0 million of available borrowing capacity following the repayment.

As of March 31, 2020, we had a total of $135.9 million of cash on hand and $610.5 million of outstanding indebtedness, representing 6.2x and 4.8x gross and net leverage, respectively, based on Adjusted EBITDA for the trailing twelve months ended March 31, 2020 of $98.7 million.

The table below presents a summary, as of June 12, 2020, of our outstanding common stock, and securities convertible into common stock, excluding options issued under our 2014 Omnibus Incentive Plan.

Security[1]	Number Outstanding	Description
Class A common stock	14,330,220	One vote per share.
Class B common stock	3,011,634	10 votes per share.[2]
Class C common stock	1,636,341	No votes.[2]
Warrants	8,977,676	Each warrant is exercisable for one share of Class A common stock, at an exercise price of $0.0001 per share. The aggregate exercise price for all warrants currently outstanding is $898.[3]
Total	27,955,871
[1] Each of the shares of common stock, including the shares of Class A common stock issuable upon exercise of the warrants, have equal economic rights.
[2] Each share converts into one share of Class A common stock upon transfer or at the option of the holder, subject to certain conditions, including compliance with FCC rules.
[3] The warrants are fully vested and exercisable for shares of Class A common stock, subject to certain conditions, including compliance with FCC rules.

Conference Call
Townsquare Media, Inc. will host a conference call to discuss certain first quarter 2020 financial results on Monday, June 15, 2020 at 8:00 a.m. Eastern Time. The conference call dial-in number is 1-877-407-0784 (U.S. & Canada) or 1-201-689-8560 (International) and the confirmation code is 13704545. A live webcast of the conference call will also be available on the equity investor relations page of the Company’s website at www.townsquaremedia.com.
A replay of the conference call will be available through June 22, 2020. To access the replay, please dial 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (International) and enter confirmation code 13704545. A web-based archive of the conference call will also be available at the above website.

About Townsquare Media, Inc.
Townsquare is a radio, digital media, entertainment and digital marketing solutions company principally focused on being the premier local advertising and marketing solutions platform in small and mid-sized markets across the U.S. Our assets include 321 radio stations and more than 330 local websites in 67 U.S. markets, a digital marketing solutions company (Townsquare Interactive) serving approximately 19,850 small to medium sized businesses, a proprietary digital programmatic advertising platform (Townsquare Ignite) and numerous local live events each year. Our brands include local media assets such as WYRK, KLAQ, K2 and NJ101.5; iconic local and regional events such as WYRK’s Taste of Country, the Boise Music Festival, the Red Dirt BBQ & Music Festival and Taste of Fort Collins; and leading tastemaker music and entertainment websites such as XXLmag.com, TasteofCountry.com and Loudwire.com. For more information, please visit www.townsquaremedia.com, www.townsquareinteractive.com, and www.townsquareignite.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof or as of the date specified herein. Risks and uncertainties that could have a material impact on our business and financial results include, but are not limited to, general economic conditions in the United States, or in the specific markets in which we currently do business, industry conditions, legislative or regulatory requirements, the continuation or worsening of the effects from the COVID-19 pandemic, its scope, duration and impact on our business, financial results, cash flows and liquidity, as well as the impact on our clients and customers, the success of our mitigation efforts in response to the COVID-19 pandemic, our performance in any recovery from the COVID-19 pandemic, the performance of financial and credit markets, our ability to comply with the covenants and obligations under our outstanding debt, including meeting required payments of principal and interest, our ability to access debt or equity capital on attractive terms or at all, potential downgrades to our credit ratings, our ability to finalize our financial statements, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and certain other events, including future disease outbreaks and pandemics. See “Risk Factors” and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on June 9, 2020, and subsequent filings with the SEC, for a discussion of additional factors that could cause our actual results to differ from those expressed or implied by forward-looking statements. Townsquare Media, Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

Non-GAAP Financial Measures and Definitions
In this press release, we refer to Adjusted Operating Income, Adjusted EBITDA and Adjusted EBITDA (Excluding Political) which are financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).
We define Adjusted Operating Income as operating income before the deduction of depreciation and amortization, stock-based compensation, corporate expenses, transaction costs, business realignment costs, impairment of goodwill, long-lived and intangible assets, impairment loss on investment and net loss (gain) on sale and retirement of assets. We define Adjusted EBITDA as net income (loss) before the deduction of income taxes, interest expense, net, repurchase of debt, transaction costs, depreciation and amortization, stock-based compensation, business realignment costs, impairment of goodwill, long-lived and intangible assets, impairment of investments, net (income) loss from discontinued operations, net of income taxes, net (loss) gain on sale and retirement of assets and other expense (income) net. We define Adjusted EBITDA (Excluding Political) as Adjusted EBITDA less political net revenue, net of a fifteen percent deduction to account for estimated national representative firm fees, music licensing fees and sales commissions expense. We define Net Leverage as our total outstanding indebtedness, net of our total cash balance as of March 31, 2020, divided by our Adjusted EBITDA for the twelve months ended March 31, 2020. These measures do not represent, and should not be considered as alternatives to or superior to, financial results and measures determined or calculated in accordance with GAAP. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. You should be aware that in the future we may incur expenses or charges that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP measures may not be comparable to similarly-named measures reported by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are not included herein because we are not able to estimate certain components of such non-GAAP measures without unreasonable effort. Where we use the term “pro forma”, it refers to pro forma financial information for our disposal of our Arizona Bridal Show business, as if the sale occurred on January 1, 2019.
We use Adjusted Operating Income to evaluate the operating performance of our business segments. We use Adjusted EBITDA and Adjusted EBITDA (Excluding Political) to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance, and to facilitate year over year comparisons, by backing out the impact of political revenue which varies depending on the election cycle and may be unrelated to operating performance. We use Net Leverage to measure the Company’s ability to handle its debt burden. We believe that these measures, when considered together with our GAAP financial results, provide management and investors with a more complete understanding of our business operating results, including underlying trends, by excluding the effects of transaction costs, net (loss) gain on sale and retirement of assets, business realignment costs, certain impairments, and net income (loss) from discontinued operations. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our board of directors may consider Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA (Excluding Political) and Net Leverage when determining discretionary bonuses.

Investor Relations
Claire Yenicay
(203) 900-5555
investors@townsquaremedia.com

The following table presents Net revenue and Adjusted Operating Income by segment, for the three months ended March 31, 2020 and 2019, respectively, (in thousands):

	Actual
	Three Months Ended March 31,
	2020	2019	% Change
Advertising net revenue	$74,536	$74,315	0.3%
Townsquare Interactive net revenue	16,527	14,208	16.3%
Live Events net revenue	2,370	5,159	(54.1)%
Net revenue	$93,433	$93,682	(0.3)%

Advertising Adjusted Operating Income	$16,816	$19,288	(12.8)%
Townsquare Interactive Adjusted Operating Income	4,548	4,381	3.8%
Live Events Adjusted Operating Income	519	1,245	(58.3)%
Adjusted Operating Income	$21,883	$24,914	(12.2)%

The following table presents on a pro forma basis, net revenue and Adjusted Operating Income by segment, for the three months ended March 31, 2020, and 2019, respectively (in thousands):

	Pro Forma
	Three Months Ended March 31,
	2020	2019	% Change
Advertising net revenue	$74,536	$74,315	0.3%
Townsquare Interactive net revenue	16,527	14,208	16.3%
Live Events net revenue	2,370	4,433	(46.5)%
Net revenue	$93,433	$92,956	0.5%

Advertising Adjusted Operating Income	$16,816	$19,288	(12.8)%
Townsquare Interactive Adjusted Operating Income	4,548	4,381	3.8%
Live Events Adjusted Operating Income	519	891	(41.8)%
Adjusted Operating Income	$21,883	$24,560	(10.9)%

The following table reconciles net revenue to net revenue (excluding political) revenue on a GAAP basis by segment for the three months ended March 31, 2020, and 2019, respectively (in thousands):

	Actual
	Three Months Ended March 31,
	2020	2019	%Change
Advertising net revenue	$74,536	$74,315	0.3%
Townsquare Interactive net revenue	16,527	14,208	16.3%
Live Events net revenue	2,370	5,159	(54.1)%
Net revenue	$93,433	$93,682	(0.3)%

Advertising political revenue	$1,328	$298	N.M.*
Political revenue	1,328	298	N.M.

Advertising net revenue (ex. political)	$73,208	$74,017	(1.1)%
Townsquare Interactive net revenue (ex. political)	16,527	14,208	16.3%
Live Events net revenue (ex. political)	2,370	5,159	(54.1)%
Net revenue (ex. political)	$92,105	$93,384	(1.4)%

* Percent change not meaningful.

The following table reconciles net revenue to net revenue (excluding political revenue) on a pro forma basis by segment for the three months ended March 31, 2020 and 2019, respectively (in thousands):

	Pro Forma
	Three Months Ended March 31,
	2020	2019	%Change
Advertising net revenue	$74,536	$74,315	0.3%
Townsquare Interactive net revenue	16,527	14,208	16.3%
Live Events net revenue	2,370	4,433	(46.5)%
Net revenue	$93,433	$92,956	0.5%

Advertising political revenue	$1,328	$298	N.M.*
Political revenue	1,328	298	N.M.

Advertising net revenue (ex. political)	$73,208	$74,017	(1.1)%
Townsquare Interactive net revenue (ex. political)	16,527	14,208	16.3%
Live Events net revenue (ex. political)	2,370	4,433	(46.5)%
Net revenue (ex. political)	$92,105	$92,658	(0.6)%

* Percent change not meaningful.

The following table presents Adjusted EBITDA, Political Adjusted EBITDA and Adjusted EBITDA (Excluding Political) for the three months ended March 31, 2020, and 2019, respectively (dollars in thousands):

	Actual
	Three Months Ended March 31,
	2020	2019	% Change
Adjusted EBITDA	$15,493	$19,177	(19.2)%
Political Adjusted EBITDA	1,129	253	346.2%
Adjusted EBITDA (Excluding Political)	$14,364	$18,924	(24.1)%

The following table presents on a pro forma basis, Adjusted EBITDA, Political Adjusted EBITDA and Adjusted EBITDA (Excluding Political) for the three months ended March 31, 2020, and 2019, respectively (dollars in thousands):

	Pro Forma
	Three Months Ended March 31,
	2020	2019	% Change
Adjusted EBITDA	$15,493	$18,823	(17.7)%
Political Adjusted EBITDA	1,129	253	346.2%
Adjusted EBITDA (Excluding Political)	$14,364	$18,570	(22.6)%

The following table presents Adjusted EBITDA for the four quarters and twelve months ended March 31, 2020 (dollars in thousands):

	Actual				Twelve Months Ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	March 31, 2020
Adjusted EBITDA	$30,128	$28,150	$24,931	$15,493	$98,702

The following table presents net revenue and Adjusted Operating Income by segment, for the four quarters ended March 31, 2020 (in thousands):

	Actual
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Advertising net revenue	$91,483	$93,086	$93,930	$74,536
Townsquare Interactive net revenue	15,288	15,880	16,141	16,527
Live Events net revenue	6,317	3,595	2,006	2,370
Net revenue	$113,088	$112,561	$112,077	$93,433

Advertising Adjusted Operating Income	$30,862	$30,039	$28,303	$16,816
Townsquare Interactive Adjusted Operating Income	5,014	4,998	4,773	4,548
Live Events Adjusted Operating Income	1,622	286	172	519
Adjusted Operating Income	$37,498	$35,323	$33,248	$21,883